EXHIBIT 99.1

Oil States Announces Second Quarter Earnings of $1.34 Per Share

HOUSTON, Aug. 1, 2011 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income for the quarter ended June 30, 2011 of $74.2 million, or $1.34 per diluted share, compared to $37.5 million, or $0.71 per diluted share, in the second quarter of 2010.

The Company generated $820.3 million and $160.7 million of revenues and EBITDA, respectively, during the quarter compared to revenues of $594.5 million and EBITDA of $88.1 million in the second quarter of 2010 (EBITDA defined as net income plus interest, taxes, depreciation and amortization).(A) The year-over-year increases in revenues and EBITDA of 38% and 82%, respectively, were broad based, including approximately $58 million of revenues and $31 million of EBITDA from the acquisitions closed in the fourth quarter of 2010 and higher contributions from each of the Company's business segments. Consolidated operating income essentially doubled from $57.8 million in the second quarter of 2010 to the current quarter, totaling $115.2 million.

"Despite the current global economic uncertainty, commodity prices, particularly oil, are supportive of high customer spending levels," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "Results for our accommodations segment in the second quarter benefitted from both organic growth and the acquisitions of The MAC and Mountain West. We continue to make capacity expansions in our accommodations segment as demand for additional rooms remains strong. U.S. drilling and completion activity levels in the oil shale regions continue to bolster the outlook for our well site services and tubular services segments. In addition, the global deepwater spending outlook remains strong, and our offshore products backlog has reached a new record level at $519 million at June 30, 2011, up 25% from the prior quarter."

The Company recognized an effective tax rate of 27.9% in the second quarter of 2011 compared to 30.6% in the second quarter of 2010. The lower effective tax rate in the second quarter of 2011 was primarily due to foreign sourced income taxed at lower statutory rates. The Company invested $137.6 million in capital expenditures during the second quarter of 2011 primarily related to the expansion of its accommodations business in Canada and Australia as well as incremental equipment deployed in its rental tools business to service the active U.S. shale plays. The Company currently expects to spend approximately $650 million in capital expenditures during 2011.

During the second quarter of 2011, the Company completed a $600 million high yield offering with net proceeds from the offering used to repay outstanding borrowings under its U.S. and Canadian revolving credit facilities, as well as for general corporate purposes.

For the first half of 2011, the Company reported revenues of $1.6 billion, EBITDA of $300.5 million and $136.3 million of net income, or $2.48 per diluted share. For the first half of 2010, the Company reported revenues of $1.1 billion, EBITDA of $179.6 million and $77.7 million of net income, or $1.49 per diluted share.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the second quarter of 2011 to the results from the second quarter of 2010.)

Accommodations

Accommodations generated revenues of $202.9 million and EBITDA of $83.9 million for the second quarter of 2011 compared to revenues and EBITDA of $122.0 million and $41.5 million, respectively, in the second quarter of 2010. Accommodations revenues increased 66% and EBITDA increased 102% year-over-year primarily due to contributions from The MAC and Mountain West acquisitions which closed during the fourth quarter of 2010.

Well Site Services

Well site services generated revenues of $153.7 million and EBITDA of $46.7 million in the second quarter of 2011 compared to revenues and EBITDA of $113.3 million and $26.0 million, respectively, in the second quarter of 2010. Revenues increased 36% and EBITDA increased 80% year-over-year primarily due to increases in rental tools utilization and pricing and better fixed cost absorption.

Rental tools generated revenues of $112.7 million and EBITDA of $35.4 million in the second quarter of 2011. Revenue and EBITDA improved 42% and 70% year-over-year, respectively, due to overall increases in drilling activity and service intensity driven by increases in horizontal drilling and completion activity in the Marcellus, Bakken, and Eagleford shales. Service tickets increased 12% year-over-year and revenue per ticket rose 27% over the same period as U.S. completion activity favored our higher specification and proprietary equipment.

Drilling services generated revenues and EBITDA of $41.0 million and $11.3 million, respectively, in the second quarter of 2011 compared to $34.1 million of revenues and $5.2 million of EBITDA in the second quarter 2010. Utilization increased to 80% in the second quarter of 2011 from 73% in the second quarter of 2010. Dayrates also increased year-over-year to $16.5 thousand per day in the second quarter of 2011 from $14.2 thousand per day in the second quarter of 2010, and cash margins improved to $4.8 thousand per day in the second quarter of 2011 from $2.4 thousand per day in the second quarter of 2010.

Offshore Products

Offshore products generated revenues and EBITDA of $131.7 million and $21.9 million, respectively, in the second quarter of 2011 compared to $106.0 million of revenues and $18.9 million in EBITDA in the second quarter of 2010. Revenues and EBITDA increased 24% and 16% year-over-year, respectively, primarily due to higher revenues for production and subsea orders, partially offset by lower rig equipment revenues. Backlog grew significantly, on both a sequential and year-over-year basis, reaching a new record level of $518.6 million at June 30, 2011 which represented a 25% increase from the $415.5 million reported as of March 31, 2011 and a 140% increase from the $215.7 million reported at June 30, 2010. Major backlog additions during the second quarter included orders for the Guara/Lula project offshore Brazil along with additional content on Jack/St. Malo and various deck equipment orders.

Tubular Services

Tubular services generated revenues of $332.0 million and EBITDA of $17.6 million during the second quarter of 2011 compared to revenues of $253.3 million and EBITDA of $9.7 million in the second quarter of 2010. Tubular services' OCTG shipments were up 28% year-over-year with 173,300 tons shipped in the second quarter of 2011 compared to 134,900 tons shipped in the second quarter of 2010. Gross margin as a percent of revenues increased to 6.5% in the second quarter of 2011 from 5.2% in the second quarter of 2010 primarily due to strong demand and modest mill price increases over the past twelve months. The Company's OCTG inventory increased by 7% during the second quarter to $377.8 million at June 30, 2011 in response to customer orders for drilling programs in the second half of 2011.

Oil States International, Inc. is a diversified oilfield services company with recently added exposure to the mining industry through The MAC acquisition.   Oil States is a leading, integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian mining regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion-related rental tools, oil country tubular goods distribution and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2010 filed by Oil States with the SEC on February 22, 2011.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2011	2010	2011	2010

Revenues	$ 820,317	$ 594,532	$ 1,580,758	$ 1,126,877

Costs and expenses:
Cost of sales and services	616,778	469,482	1,191,176	875,992
Selling, general and administrative expenses	42,765	37,183	86,472	72,336
Depreciation and amortization expense	45,238	30,600	90,390	61,678
Other operating (income) expense	373	(486)	2,781	(687)
	705,154	536,779	1,370,819	1,009,319
Operating income	115,163	57,753	209,939	117,558

Interest expense, net of capitalized interest	(12,532)	(3,500)	(22,781)	(6,971)
Interest income	235	103	1,248	181
Other income/(expense)	490	(158)	684	634
Income before income taxes	103,356	54,198	189,090	111,402
Income tax expense	(28,887)	(16,590)	(52,270)	(33,379)
Net income	74,469	37,608	136,820	78,023
Less: Net income attributable to noncontrolling interest	226	131	500	303
Net income attributable to Oil States International, Inc.	$ 74,243	$ 37,477	$ 136,320	$ 77,720
Net income per share attributable to Oil States International, Inc. common stockholders
Basic	$1.45	$0.75	$2.67	$1.55
Diluted	$1.34	$0.71	$2.48	$1.49

Weighted average number of common shares outstanding:
Basic	51,231	50,146	51,083	50,021
Diluted	55,270	52,455	55,061	52,188

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS	June 30, 2011	December 31, 2010
	(UNAUDITED)

Current assets:
Cash and cash equivalents	$123,304	$96,350
Accounts receivable, net	552,024	478,739
Inventories, net	592,679	501,435
Prepaid expenses and other current assets	29,350	23,480
Total current assets	1,297,357	1,100,004

Property, plant, and equipment, net	1,436,714	1,252,657
Goodwill, net	491,507	475,222
Other intangible assets, net	137,961	139,421
Other noncurrent assets	61,515	48,695
Total assets	$3,425,054	$3,015,999

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$315,672	$304,739
Income taxes	7,429	4,604
Current portion of long-term debt and capitalized leases	192,556	181,175
Deferred revenue	54,598	60,847
Other current liabilities	6,541	2,810
Total current liabilities	576,796	554,175

Long-term debt and capitalized leases	884,750	731,732
Deferred income taxes	90,774	81,198
Other noncurrent liabilities	21,012	19,961
Total liabilities	1,573,332	1,387,066

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock	546	541
Additional paid-in capital	531,618	508,429
Retained earnings	1,264,453	1,128,133
Accumulated other comprehensive income	150,264	84,549
Treasury stock	(96,201)	(93,746)
Total Oil States International, Inc. stockholders' equity	1,850,680	1,627,906
Noncontrolling interest	1,042	1,027
Total stockholders' equity	1,851,722	1,628,933
Total liabilities and stockholders' equity	$3,425,054	$3,015,999

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	SIX MONTHS ENDED JUNE 30,
	2011	2010

Cash flows from operating activities:
Net income	$136,820	$78,023
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90,390	61,678
Deferred income tax provision (benefit)	10,788	(4,909)
Excess tax benefits from share-based payment arrangements	(6,198)	(985)
Non-cash compensation charge	7,198	6,848
Accretion of debt discount	3,823	3,560
Amortization of deferred financing costs	2,914	526
Other, net	(889)	(1,748)
Changes in operating assets and liabilities, net of effect from acquired businesses:
Accounts receivable	(66,481)	561
Inventories	(88,781)	(51,066)
Accounts payable and accrued liabilities	7,802	26,840
Taxes payable	9,977	(5,344)
Other current assets and liabilities, net	(10,728)	(28,129)
Net cash flows provided by operating activities	96,635	85,855

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(212)	----
Capital expenditures, including capitalized interest	(230,253)	(76,077)
Other, net	(850)	1,853
Net cash flows used in investing activities	(231,315)	(74,224)

Cash flows from financing activities:
Revolving credit borrowings and repayments, net	(428,682)	----
6 ½% senior notes issued	600,000	----
Term loan repayments	(7,494)	----
Debt and capital lease repayments	(587)	(255)
Issuance of common stock from share-based payment arrangements	9,792	7,288
Excess tax benefits from share-based payment arrangements	6,198	985
Payment of financing costs	(12,640)	----
Other, net	(2,456)	(1,363)
Net cash flows provided by financing activities	164,131	6,655

Effect of exchange rate changes on cash	(2,399)	(5,005)
Net increase in cash and cash equivalents from continuing operations	27,052	13,281
Net cash used in discontinued operations – operating activities	(98)	(75)
Cash and cash equivalents, beginning of period	96,350	89,742
Cash and cash equivalents, end of period	$123,304	$102,948

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues
Rental tools	$112,658	$79,119	$220,189	$146,622
Drilling services	40,998	34,137	74,103	64,538

Well site services	153,656	113,256	294,292	211,160
Accommodations	202,943	121,956	400,041	267,489
Offshore products	131,742	106,005	260,184	208,998
Tubular services	331,976	253,315	626,241	439,230
Total revenues	$820,317	$594,532	$1,580,758	$1,126,877

EBITDA (A)
Rental tools	$35,395	$20,799	$69,581	$35,690
Drilling services	11,348	5,155	18,597	10,539

Well site services	46,743	25,954	88,178	46,229
Accommodations	83,938	41,546	159,180	99,326
Offshore products	21,921	18,900	41,996	34,350
Tubular services	17,646	9,741	31,174	16,352
Corporate and eliminations	(9,583)	(8,077)	(20,015)	(16,690)
Total EBITDA	$160,665	$88,064	$300,513	179,567

Operating income / (loss)
Rental tools	$25,103	$10,395	$49,493	$14,772
Drilling services	6,370	(1,070)	8,605	(3,052)
Well site services	31,473	9,325	58,098	11,720
Accommodations	57,750	31,300	106,723	78,668
Offshore products	18,770	16,087	35,520	28,708
Tubular services	16,956	9,297	30,002	15,512
Corporate and eliminations	(9,786)	(8,256)	(20,404)	(17,050)
Total operating income	$115,163	$57,753	$209,939	$117,558

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended June 30,
	2011	2010

Supplemental operating data

Lodge/village revenues ($ in thousands)	$143,294	$68,940
Other accommodations revenues ($ in thousands)	59,649	53,016
Total accommodations revenues ($ in thousands)	$202,943	$121,956

Average available lodge/village rooms	14,020	6,638
Lodge/village revenues per available room	$112	$114

Offshore products backlog ($ in millions)	$518.6	$215.7

Rental tool job tickets	11,599	10,325
Average revenue per ticket ($ in thousands)	$9.7	$7.7

Tubular services operating data
Shipments (tons in thousands)	173.3	134.9
Quarter end inventory ($ in thousands)	$377,844	$310,431

Land drilling operating statistics
Average rigs available	34	36
Utilization	80.3%	73.3%
Implied day rate ($ in thousands per day)	$16.5	$14.2
Implied daily cash margin ($ in thousands per day)	$4.8	$2.4

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles:

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net income / (loss)	$74,243	$37,477	$136,320	$77,720
Income tax provision	28,887	16,590	52,270	33,379
Depreciation and amortization	45,238	30,600	90,390	61,678
Interest income	(235)	(103)	(1,248)	(181)
Interest expense	12,532	3,500	22,781	6,971
EBITDA	$160,665	$88,064	$300,513	$179,567

(B)  As of June 30, 2011 and December 31, 2010, the Company's 2 3/8% Contingent Convertible Senior Notes, net of unamortized discount, were assified as a current liability because certain contingent conversion thresholds based on the Company's stock price were met at that date.

(C ) As of June 30, 2011, the Company had approximately $807.8 million available under its credit facilities.

CONTACT: Bradley J. Dodson
         Oil States International, Inc.
         713-652-0582